Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
General Dynamics Corporation (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share.
The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by express reference to, the provisions of our Restated Certificate of Incorporation (our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and each of which may be amended from time to time. We encourage you to read our Charter and Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
Authorized Capital Stock
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share.
Our board of directors (the “Board of Directors”) has authority at any time and from time to time to issue preferred stock of any series and, in connection with the creation of each such series, to fix the voting powers (if any), the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent permitted by our Charter and the laws of the State of Delaware.
Dividends
Subject to any preferential rights of the holders of any then-outstanding shares of any series of preferred stock, holders of our common stock are entitled to receive such dividends, if any, as from time to time may be declared by our Board of Directors. The declaration of dividends on our common stock is a business decision to be made by our Board of Directors in its discretion from time to time based upon our results of operations and financial condition, the provisions of the DGCL affecting the payment of dividends and distributions to stockholders and any other factors as our Board of Directors may consider relevant.
Voting Rights
Subject to the provisions of any applicable law or the resolution or resolutions of our Board of Directors providing for the issue of any series of preferred stock, the holders of outstanding shares of our common stock shall exclusively possess voting power for the election of directors and for all other purposes, with each holder of record of shares of our common stock being entitled to one vote for each share of common stock standing in its name. Our Charter does not provide for cumulative voting for the election of directors. Under our Bylaws, all matters other than the election of directors shall be decided by the affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote on such matters at a meeting at which a quorum is present, except as otherwise required by applicable law, the rules or regulations of any stock exchange applicable to the Company or any regulation applicable to the Company or its securities.
Subject to any rights of the holders of any then-outstanding shares of any series of preferred stock to elect directors, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. However, if as of the 10th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders of the Company the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast, whether or not such election becomes an uncontested election after such date. A “majority of the votes cast” shall mean that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.
Liquidation
In the event of any liquidation, dissolution or winding up of the Company, after payment in full of the preferential amounts, if any, to be distributed to the holders of any then-outstanding shares of preferred stock having a preference over our common stock, the holders of our common stock shall be entitled to share, ratably according to the number of shares of common stock held by them, in all remaining assets of the Company available for distribution to our stockholders.
Preemptive or Other Rights
Holders of our common stock have no preemptive rights to purchase or subscribe for any shares of our common stock, and there are no conversion, redemption or sinking fund provisions applicable to our common stock.
Fully Paid and Nonassessable
All outstanding shares of our common stock are fully paid and not liable to any further call or assessments by us.
Certain Anti-Takeover Provisions
Our Charter, our Bylaws and the DGCL contain certain provisions that could delay or make more difficult an acquisition of control of us that is not approved by our Board of Directors, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, even though such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors. Set forth below is a description of various provisions contained in our Charter, our Bylaws and the DGCL that could impede or delay an acquisition of control of us that our Board of Directors has not approved. This description is intended as a summary only and is subject to, and qualified in its entirety by reference to, our Charter and our Bylaws, as well as the DGCL.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL. In general, Section 203 provides that a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders may not engage in various business combination transactions with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

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the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder prior to the time that stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned (i) by persons who are directors and also officers and (ii) by certain employee stock plans); or

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at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a “business combination” is broadly defined to include (i) any merger or consolidation of the corporation or any of its direct or indirect majority-owned subsidiaries with the interested stockholder; (ii) any sale, lease or other disposition (except proportionally as a stockholder of the corporation) to or with the interested stockholder of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation, which assets have a market value equal to 10% or more of either the aggregate market of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or of such subsidiary to the interested stockholder; (iv) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries which has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary which is owned by the interested stockholder; and (v) subject to certain exceptions, any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary. In general, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date of determination, and the affiliates and associates of such person.
The DGCL permits a corporation to “opt out” of, or choose not to be governed by, the restrictions in Section 203 of the DGCL by expressly stating so in its original certificate of incorporation (or in a subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). However, neither our Charter nor our Bylaws contains a provision electing to opt out of Section 203.
Advance Notice Requirements
Stockholders wishing to nominate persons for election to our Board of Directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other procedures and requirements set forth in our Bylaws. Likewise, if our Board of Directors has (or if stockholders, in compliance with certain provisions of our Bylaws, have) determined that one or more directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate persons for election to our Board of Directors at such special meeting must comply with certain advance notice and other procedures and requirements set forth in our Bylaws.
Proxy Access
Our Bylaws contain “proxy access” provisions which give a qualified stockholder or group of stockholders the right to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders, subject to various requirements and restrictions specified in our Bylaws. To qualify, the stockholder (or group of up to twenty stockholders) must have owned 3% or more of the Company’s outstanding capital stock continuously for at least three years as of the date the written notice of a nomination is delivered to or mailed and received by the Secretary of the Company and as of the record date for determining stockholders entitled to vote at the meeting and must continue to own such required shares through the annual meeting date. The maximum number of stockholder nominees permitted under the proxy access provisions of our Bylaws with respect to an annual meeting of stockholders is generally the largest whole number that does not exceed 20% of the number of our directors in office as of the last day on which notice of a nomination may be delivered under our Bylaws.
To be timely, notice of a nomination under our proxy access provisions, together with other required information, representations and agreements specified in our Bylaws, must be submitted to the Secretary of the Company at our principal executive offices within certain timeframes specified in our Bylaws.

Special Meetings
Pursuant to the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in our Charter or Bylaws. Our Bylaws provide that special meetings of stockholders may only be called by our Board of Directors or the Chairman of our Board of Directors. However, our Bylaws provide that a special meeting of stockholders shall be called by our Board of Directors upon the receipt by the Secretary of the Company of a written request for the Board of Directors to call a special meeting by one stockholder of record owning at least 10% or one or more stockholders of record of shares representing in the aggregate at least 25% in each case of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Company entitled to vote on the matter or matters to be brought before the proposed special meeting, voting as a single class. A special meeting request must contain certain information specified in our Bylaws.
Number of Directors; Board Vacancies
Our Bylaws provide that the number of directors shall be not less than 5 nor more than 15, as shall be fixed from time to time by resolution of the Board of Directors pursuant to a vote of two-thirds of the directors then in office. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of two-thirds of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so appointed shall hold office until the next annual meeting of stockholders, until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, removal or resignation.
Additional Authorized Shares of Capital Stock
The additional shares of authorized common stock and preferred stock available for issuance under our Charter could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Amendments to Bylaws
Under our Charter and Bylaws, our Board of Directors has the authority to adopt, alter, amend or repeal our Bylaws. Our stockholders may also adopt, alter, amend or repeal our Bylaws at any meeting by the requisite vote of our stockholders.
Stock Exchange Listing
Our shares of common stock are listed on the New York Stock Exchange under the symbol “GD.”
Transfer Agent
The transfer agent and registrar for our common stock is Computershare.